Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 19, 2020, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Perdoceo Education Corporation on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Career Education Corporation (now known as Perdoceo Education Corporation) on Forms S-8 (File Nos. 333-211551, 333-150987, 333-96539, 333-37848, 333-150978, 333-84403, 333-60339 and, 333-60335) pertaining to the 2016 Incentive Compensation Plan, 2008 Incentive Compensation Plan, 1998 Employee Incentive Compensation Plan, Employee Stock Purchase Plan, and collectively the 1995 Stock Option Plan, 1998 Employee Incentive Compensation Plan, 1998 Non-Employee Directors’ Stock Option Plan, the Amended and Restated Option Agreement between Career Education Corporation (now known as Perdoceo Education Corporation) and John M. Larson, as amended, the Supplemental Option Agreement between Career Education Corporation (now known as Perdoceo Education Corporation) and John M. Larson, and the Amended and Restated Option Agreement between Career Education Corporation (now known as Perdoceo Education Corporation) and Robert E. Dowdell, as amended.

/s/ Grant Thornton LLP

Chicago, Illinois

February 19, 2020